Exhibit 99.2

LML Payment Systems Inc.
Fiscal 2008 Second Quarter Conference Call
November 9, 2007; 3:00pm CT

Operator:	Ladies and gentlemen welcome to the LML Payment Systems 2008 Second Quarter Conference Call.

With us on the call today is Patrick Gaines, President and CEO of LML Payment Systems and Richard Schulz, Controller and Chief Accounting Officer of LML.

Everyone should have access to the press release which went out earlier today regarding this announcement. If not, the release is available on the LML Web site at www.lmlpayment.com.

Before we begin, we would like to remind everyone that the prepared remarks may contain forward-looking statements regarding future events and future performance of the corporation and management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance; therefore, undue reliance should not be placed upon them. We refer all of you to the corporation’s most recent Form 10-K and 10-Q and Form 8-K filed with the Securities and Exchange Commission, as well as the Safe Harbor Statement in today's press release for a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements.  The corporation assumes no obligation to revise any forward-looking projections that may be made in today's release or call.

As a reminder, this conference is being recorded, Friday, November 9, 2007.

At this time, I would like to turn things over to Mr. Patrick Gaines. Please go ahead, sir.

Patrick Gaines:	Thank you, operator.

Good afternoon everyone and thank you for joining us here today as we discuss results for the second quarter of fiscal year 2008.

I'm going to cover some highlights of the quarter and then Richard will talk about our operational and financial results.  I will then come back and conclude the prepared portion of the call with a few closing remarks before taking questions.

On June 30, 2007 we acquired Beanstream Internet Commerce Inc. - a leading provider of Internet payment processing solutions in Canada.  This is our first quarter of reporting results that include the operations of Beanstream.  In fact, for readers of our Form 10-Q, which will be filed with the United States Securities and Exchange Commission later today, you will note our consolidated results are now made up from 3 different business segments, the first of which we call our Transaction Payment Processing segment, the second Intellectual Property Licensing segment and thirdly our Check Processing/Software Licensing segment.

We are pleased to report that overall revenue for the quarter increased 90% to $3.2 million and income before other expenses and income taxes was $413,000, a significant improvement of $940,000 or 178% from last year.  These encouraging results are primarily a result of our acquisition of Beanstream and the creation of our new Transaction Payment Processing segment.

Electronic commerce, which we define generally as the sale of goods over the internet, is a large and fast growing market.  In Canada, we believe it represents a $10 billion market and in the US $114 billion and in the world it is estimated at over $211 billion.  We believe that these markets are growing between 23 – 35% annually.  Last year in Canada, Internet sales were up 35% from the previous year and we anticipate this trend to continue as more companies and even public sector organizations continue to realize the economic benefits e-commerce has to offer: namely, lower cost of sales; a broader reach into consumer markets and importantly, convenience for the consumer.

We believe that this past quarter represents a true milestone in the Company’s development, not only from a financial performance perspective, but also because we believe we are the largest non-bank related third-party processor of e-commerce related transactions in Canada.

It is our belief that electronic commerce will provide a long runway of opportunity for future growth and it is our stated goal to “enable” e-commerce participants by providing the widest possible solutions to their payment requirements.

I will now turn the call over to Richard who will cover off our financial results for the quarter in more detail.

Richard Schulz:	Thank-you Patrick.

As Patrick just mentioned, our second quarter results now include the results of Beanstream’s operations and we’ve presented these results along with the results of our other LML entities within our quarterly statement of operations. Furthermore, we’ve extrapolated the results from operations into three operating segments being Transaction Payment Processing Operations, Intellectual Property Licensing Operations and Check Processing, Software Licensing Operations. Our Transaction Payment Processing segment involve our E-Commerce financial payment processing, authentication and risk management services. Our revenue from this segment was approximately $1.7 million for the quarter. Our earnings before income taxes for the quarter from this segment were approximately $673,000.  Gross profit from this segment was approximately $918,000 or approximately 53% of revenue.

Revenue from our Intellectual Property Licensing segment was approximately $431,000 as compared to approximately $393,000 for the prior year quarter, an increase in revenue of approximately 10%. Our earnings before income taxes from this segment was approximately $399,000 as compared to approximately $439,000 for the prior year quarter, a decrease of approximately $40,000 due primarily to a reduction in interest income of approximately $89,000 from the prior year quarter resulting from a decrease in our interest bearing cash investments.

Revenue from our Check Processing, Software Licensing segment was approximately $1.04 million for the current quarter as compared to approximately $1.26 million for the prior year quarter, a decrease in revenue of approximately $217,000 or approximately 17%. Decreases in revenue from this segment continue to be primarily attributable to decreases in electronic check verification and primary check collection volumes which have resulted in decreases of approximately 58% or approximately $117,000 and 28% or approximately $56,000 respectively for the quarter. Losses before income taxes from this segment improved approximately $77,000 or approximately 64% from a loss of approximately $120,000 for the prior quarter to a loss of approximately $43,000 for the current quarter. The improvement in loss was primarily attributable to cost savings associated with our combination of our primary and secondary check collections business which took place in a prior period. On a combined basis for these three segments, our earnings before income taxes were approximately $1.0 million or approximately 32% of revenue.

Our cash used in operating activities was approximately $69,000 for the quarter versus approximately $479,000 for the prior year quarter, a decrease in cash used in operating activities of approximately $410,000. The decrease in cash used in operating activities was primarily attributable the inclusion of our Transaction Payment Processing Operations segment for the quarter which contributed approximately $673,000 in earnings before income taxes.

On a consolidated basis, our net loss for the quarter was approximately $181,000 as compared to a net loss of approximately $419,000 for the prior year quarter. Included in our net loss for the quarter was a foreign exchange loss of approximately $411,000 which was primarily attributable to the declining US dollar in relation to the Canadian dollar. Approximately $338,000 of this foreign exchange loss was unrealized as it relates to certain notes payable which are denominated in Canadian dollars and are due on June 30, 2008 and 2009 but yet are presented in our current quarter end in US dollars at current US to Canadian dollar exchange rates. Also incorporated into our net loss for the quarter were non-cash items being stock based compensation expense of approximately $114,000, amortization and depreciation expense of approximately $135,000 and the aforementioned unrealized foreign exchange losses of approximately $338,000 for a total of approximately $587,000 in non-cash expenses. In applying these non-cash expenses against the $181,000 net loss, the net result is a positive amount of approximately $406,000 or approximately $0.02 per share. For our six months ended September 30, 2007 our net loss was approximately $429,000 as compared to a net loss of approximately $235,000 for the prior years six month ended September 30. Included in our net loss for the current six months ended were non-cash items being stock based compensation expense of approximately $254,000, amortization and depreciation expense of approximately $261,000 and unrealized foreign exchange losses of approximately $338,000 for a total of approximately $853,000 in non-cash expenses. In applying these non-cash expenses against the $429,000 net loss, the net result is a positive amount of approximately $424,000 or approximately $0.02 per share.

Now, I’ll turn the call back to Patrick for some closing remarks.

Patrick Gaines:	Thanks, Richard. I’d like to say a few more things about our strategy going forward.

As I mentioned earlier, our objective is to deliver a series of compelling value propositions to merchants interested in performing e-commerce.  That necessarily entails enabling online merchants to initiate transactions; to accelerate payment receipts; to reduce risk due to fraud; and to enhance merchant reporting and reconciliation efforts.

To date, most on-line transactions are carried out with credit card accounts. We believe that e-commerce-enabled retailers have the capability to capture the widest possible consumer audience only by being capable of accepting as many payment types as possible.  In the second half of last year,  Beanstream became the country’s first third-party service provider certified to offer e-commerce merchants, Canada’s national online Pin-Based Debit service.

Known by the brand name Interac-Online, the debit service is a new payment option that we are offering merchants for consumers who wish to shop online in a safe and secure environment.  In fact, it is the security of the Interac-Online system that sets it apart from other payment types.  We believe many merchants see this payment type as a strong payment alternative for Canadians who are one of the most, if not the most, active users of debit cards in the world and are certainly very familiar with the Interac brand.

When shopping online, the consumer selects the Interac-Online option and is immediately provided with a list of participating financial institutions.  The consumer then selects his or her own financial institution and instructs their bank to pay the merchant directly from the consumer’s bank account.  What makes the service so secure is the fact consumers never provide the online merchant with sensitive information.   The consumer’s purchase is “pushed” to the online merchant by a trusted source – the consumer’s bank

There are direct benefits to the merchants too. The Interac-Online service acts on the “good-funds model” which means funds from transactions are basically available to the merchant immediately.

While Beanstream was the first 3rd party processor to be certified to offer the Interac-Online service to merchants,  it was during this last quarter we saw the beginning of meaningful transaction volume for the service.  We believe that market demand for the Interac-Online service will increase as more and more merchants and financial institutions connect to the system.

Not only is robust product development important to our growth strategy, but so too is product delivery.  Historically, Beanstream has successfully developed much of its sales activity through well-defined channel partners that included financial institutions, payment processors, 3rd party providers of consumer information and software manufacturers.

The ability to power Toronto Dominion’s OnlineMart service to the e-commerce marketplace and the pre-built embedded Beanstream e-commerce payment modules now integrated into every new copy of the Sage Group’s Simply Accounting software are two such examples of successful channel partnerships and both are beginning to pay important dividends as an ever-increasing number of e-commerce merchants look to these channel partners for payment products.  Our goal is to continue to advance both our product lines and our channel partners.  In yesterday’s press release, we mentioned that we acquired an additional 127 customers during the last quarter bringing our merchant base up to just under 6,000 merchants.

Finally, with respect to our transaction processing segment, we plan to continue to look carefully and selectively at the possible acquisition of complementary businesses who market their products to the same merchant base as we do.

Our intellectual property licensing segment includes the development and licensing of our intellectual property and during the last quarter we had activity on both fronts.   We announced a new licensee for POP transactions and we received a Notice of Allowance from the United States Patent and Trademark Office for a new patent based upon the re-issuance of United States Patent No. 6,547,129.  We have not yet learned the date the patent will issue, but expect the new patent to issue within the next few months.  We are very pleased to add this new patent to our intellectual property suite and, as we have done in the past with our patent portfolio, we will enforce our patent rights as appropriate.  We are currently working with our outside counsel, Kirkland & Ellis LLP, to develop our strategy and evaluate our options.

Due to the sensitivities relating to license negotiations and enforcement issues, we cannot provide any more details in this regard.  However, we will certainly provide updates as circumstances allow and warrant.

In summary, we feel that the past quarter was a milestone in many ways and I believe, in time, we will look back at some of the events that occurred during this quarter and realize what a watershed period it was for us.  Having said that, we are excited about our opportunities in the future both from our transaction processing and intellectual property standpoint.

We look forward to our 3rd  and 4th quarters this year with the goal of delivering ever improving financial results.  We remain committed to maximizing shareholder value and solidifying our financial and operational foundation.

Thank you. And with that, I’ll turn the call back to the operator so we can take some questions.

Operator:	Thank you.

Ladies and gentlemen, if you would like to register for a question, you may press the 1 followed by the 4 on your telephone. You will hear a three-tome prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3.

If you are using a speakerphone, please lift your handset before entering your request.

One moment please for the first question.

And our first question comes from the line of (Joe Johnson) from Joseph S. Johnson Ltd.

Please proceed with your question.

(Joe Johnson):	Patrick, good quarter.

How do you plan to fund the future acquisitions?

Patrick Gaines:	We'll fund the acquisitions from cash on hand and that's our primary source of funding the acquisitions.

We expect most of those acquisitions will be smaller in nature than the last one that we completed.

(Joe Johnson):	Okay.

And then, the second question pertains to the Interac in Canada. Is that going to migrate down to the US or is it…

Patrick Gaines:	No..

(Joe Johnson):	…going to stay in Canada?

Patrick Gaines:
No it won't. But there are - the model that the Interac Online uses is called the credit push model which is a model that is being tested various debit networks and through the ACH system in the United States.

(Joe Johnson):	Okay.

Thank you.

Operator:	And as a reminder to our audience, to register a question, press the 1 followed by the 4 on your telephone.

One moment please for our next question.

And our next question comes from the line of (David Ferrari) from Ferrari Investment Company.

Please proceed with your question.

David Ferrari:	Hey, Pat, good quarter.

Pat, when do you plan to incorporate - open up and penetrating the US market?

Patrick Gaines:
Right now, (David), we're concentrating on securing the growth rate in Canada and we are working on plans for moving not only in the United States but also internationally. And we haven't completed those plans yet. So, we haven't announced the date for that.

David Ferrari:	Okay

And, your processing facilities, you know, you have a couple up there and a couple here in the US. At some point in time, does it look like - now, that it seems like your IBM platform and - you have a different platform that Beanstream uses. Is it going to be wise or is there future plans maybe to consolidate or even sell off the processing since, you know, we're making a little money there it's not a drag on our company, but what's the plan there?

Patrick Gaines:
Well, as we said earlier in the quarter and at the end of last quarter, in fact, we're looking at rationalizing the four different data centers that we have right now and looking to see which services can best be produced from each center and what type of other systems that we can streamline to make them rational.

David Ferrari:	Okay

Well, thank you, again, Pat, and congratulations on a good quarter.

Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.

END